August 2, 2006

Dear Shareholder:

On June 19, 2006, Fusion launched a revolutionary Voice over Internet Protocol (VoIP) service under its global Efonica brand. This new service, together with the simultaneous introduction of our patent-pending Worldwide Internet Area Code, gives us the potential to revolutionize the way people throughout the world communicate.

In the 45 days since the launch of our new Efonica VoIP service, over 250,000 subscribers from more than 50 countries have signed up for the offering and joined the worldwide Efonica community. Adoption of our service has been particularly strong in the emerging markets of Asia, the Middle East, Africa, Latin America and the Caribbean. People throughout the world have taken notice, moving in large numbers to take advantage of Efonica’s unique service.

Industry Overview
At Fusion, we believe that VoIP is changing the way people around the world communicate. The cost advantages and expanded functionality of VoIP are driving the growth of the industry, which, according to Deloitte, is expected to reach nearly $200 billion worldwide by 2007. Additionally, the dramatic increase in the number of worldwide Internet users is continuously expanding the community of potential VoIP users, who are now able to connect to the Internet from their homes, their mobile phones, and many other readily available devices.

The VoIP industry has experienced the migration of over 100 million customers from traditional service providers to those that offer free calling among their user base and only charge for calls to traditional landline and mobile telephones. We expect to see this trend continue to accelerate and believe we are uniquely poised to benefit from this new approach. Fusion expects that one source of revenue for the Company will be generated from charging consumers to call traditional landline or cell phones, a service that will be needed for the foreseeable future. We also believe that the sale of other paid features, services and content will drive revenue growth in this new communications provider model.

Value Creation
In this new era of communications, we believe that value will be realized from two main areas:
1.
Profitable Revenue Generation: Fusion plans to generate revenue from the sale of value added services. In addition to the free Efonica service, Fusion has and will continue to develop and market a wide variety of paid services. For example, efoOut offers the ability to call virtually any out of network landline or mobile telephone in the world. Customers will be able to use efoOut on a pay-as-you-go or monthly subscription basis. Similarly, our Efonica voicemail service, expected later this year, not only provides traditional call answering and messaging services, but also allows voicemail messages to be delivered to the subscriber via email and provides voice message broadcasting.

Fusion will market paid features to its free subscribers, and sell packages through its growing physical and online distribution partners. In addition to all of the basic features of our free service, Fusion’s paid packages include a number of desirable value added features and services.

2.
Building a large Internet user community: We believe that there is significant value to creating a large worldwide Internet calling community. In building such a community, Fusion will benefit directly from revenue generating, value added features and services sold to its free subscribers; from the opportunity to offer other services to those subscribers in the future; and from the value of the worldwide calling community itself. Moreover, we believe there is enhanced value in our focus on an international customer base, due to the difficulty of building market share in more remote destinations. While most companies never reach 250,000 subscribers, Fusion has achieved this major milestone in less than 45 days.

Fusion’s Strategy
At Fusion, we believe that the world is migrating toward a service model that embraces free Internet calling as a key element of international communications. Efonica’s basic free service allows subscribers to call each other without charge, using their existing landline or mobile telephone numbers rather than user names as is common with other free VoIP services. To further simplify calling, Fusion’s Worldwide Internet Area Code™ allows subscribers to call other Efonica users by simply dialing the prefix “10” followed by the called party’s telephone number. Use of the Internet Area Code allows Fusion’s network switching systems to distinguish calls to other Efonica users from calls to out of network telephone numbers, and eliminates the need for users to change their existing calling habits.

Our service also incorporates the beta version of Efonica’s proprietary computer-based telephone or “softphone,” a downloadable software application that transforms a user’s personal computer into a telephone. The current softphone offers several attractive features, including caller ID with name, call hold, three-way calling, call forwarding and call transfer. Future releases of this application will continue to add features and improve the user experience.

The Fusion Difference
There are several key advantages that differentiate Efonica from the competition:
•	Subscribers can use their existing landline or mobile telephone numbers, when accompanied by the worldwide Internet Area Code, to communicate globally for free.
•
A subscriber does not require a computer to place calls, as the service can be used with any combination of personal computers, IP phones that connect directly to the Internet, and regular telephones, with a simple adapter.

•	Efonica services have been designed to meet the needs of the international consumer, a market segment historically burdened by the high cost of communications.
•
The service works with broadband, wireless, and dial-up Internet connections, a capability not commonly available within the industry, and which is very important to more than 70% of the world’s Internet users who do not have broadband access. Fusion’s global carrier network provides consistent, high-quality calls, while also allowing the lowest possible costs for out of network calling. Additionally, our Efonica services minimize the security concerns associated with the service offerings of many other VoIP service providers.

While we at Fusion truly believe in the revolutionary nature and unique attractiveness of our Efonica services, it has been very satisfying to see that belief strongly affirmed by the global press. We have received positive press coverage from business and technical publications throughout the world and, recently, representatives of 45 different publications attended our press conference in Dubai. A selection of the most recent articles is available on the Fusion website (www.fusiontel.com). We are optimistic that at as we continue to execute on our plan, Fusion’s value will ultimately be reflected in its market capitalization.

Try it For Yourself
I sincerely hope that you will join me in becoming a member of the Efonica community. To sign up for your free account, just visit www.efonica.com and follow the simple registration instructions. Once registered, you can call any other Efonica subscriber at any time and from anywhere on the network … and the call is completely FREE. You can also place calls to virtually any other telephone in the world -- home phone, office phone, or mobile phone -- for rates a fraction of those of charged by traditional service providers.

If you have relatives, friends, or business associates whom you regularly call, or if you belong to a business or social group whose members frequently call each other, we encourage you to introduce those you know to Efonica. Just imagine the benefits of unlimited free calling to and from all your business and personal contacts throughout the world. If you have ideas of how you can help us spread the word about Efonica, or if you would like to further your understanding of our Efonica VoIP services, we encourage you to call Jonscott Turco at (212) 201-2401 anytime. Additionally, please visit www.efonica.com often to experience our planned enhancements and expanded feature and service offerings.

I am pleased that Fusion’s corporate vision of creating a global Efonica community is becoming reality so quickly, and I look forward to sharing more exciting news with you in the near future.

Sincerely,

/s/ Matthew Rosen

Matthew Rosen
President and CEO